EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
The Board of Trustees and Shareholders
First Potomac Realty Trust:
We consent to the incorporation by reference in the registration statements (Nos. 333-153090, 333-142149, 333-142147 and 333-122611) on Form S-3 and (Nos. 333-111691, 333-142152, 333-161403, 333-161405 and 333-172141) on Form S-8 of First Potomac Realty Trust of our report dated March 10, 2011, except as to notes 1, 2, 4, 9, 17 and 18, which are as of June 13, 2011, with respect to the consolidated balance sheets of First Potomac Realty Trust and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, equity and comprehensive (loss) income, and cash flows for each of the years in the three-year period ended December 31, 2010 and the related financial statement schedule, which report appears in the current report on Form 8-K of First Potomac Realty Trust dated June 13, 2011.
/s/KPMG LLP
McLean, Virginia
June 13, 2011